Exhibit 99.1

MEDIA CONTACT:	Keith Price
330-796-1863
ANALYST CONTACT:	Greg Fritz
330-796-6704
FOR IMMEDIATE RELEASE

Goodyear Reports Fourth Quarter, Full-Year Results

•	North American Tire earnings top 2013 target, set records for fourth quarter, year

•	Segment Operating Income of $272 million up 39% for quarter despite weakness in Europe

•	Free cash flow from operations of more than $700 million for 2012

•	Announces strategy to fund U.S. pension plans

•	Plans to close factory in France, exit farm tire business in Europe, Middle East and Africa

•	Announces EMEA profit improvement plan to return margins to historical levels

AKRON, Ohio, February 12, 2013 – The Goodyear Tire & Rubber Company today reported results for the fourth quarter and full-year of 2012.

“Our 2012 performance marks the second consecutive year we have exceeded $1.2 billion in segment operating income in a low-volume environment,” said Richard J. Kramer, chairman and chief executive officer. “These results have been driven by North American Tire’s performance, which has momentum and, more importantly, sustainability,” he added.

“In addition, we are beginning to see the benefits of the strategic investments we are making in China,” Kramer said.

“We feel very positive about the progress made in our North American, Latin American and Asia Pacific businesses in 2012 and are confident in our ability to continue delivering improved profitability,” he said. “As a result of our view of continued weakness in the European economy and its effects on the auto and tire industries, we are reducing our 2013 segment operating income expectation and are taking actions to ensure long-term competitiveness in the region.”

Goodyear’s fourth quarter 2012 sales were $5 billion, down 11 percent from 2011, reflecting $338 million in lower tire unit volumes, $221 million in lower sales in other tire related businesses, most notably third party chemical sales in North America, and $85 million in unfavorable foreign currency translation. Tire unit volumes totaled 40 million, down 7 percent from 2011, primarily reflecting lower volumes in Europe.

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Sales benefitted from price/mix improvements, which drove revenue per tire up 1 percent over the 2011 quarter, excluding the impact of foreign currency translation.

The company reported segment operating income of $272 million in the fourth quarter of 2012. This was up 39 percent from the year-ago quarter, reflecting $191 million in lower raw material costs (before the benefit of cost savings actions), improved price/mix of $20 million and the results of cost-reduction activities, partially offset by $57 million in lower tire volume and associated unabsorbed overhead costs of $119 million. See the note at the end of this release for further explanation and a segment operating income reconciliation table.

Goodyear’s breakeven fourth quarter 2012 net income available to common shareholders was down from $18 million (7 cents per share) in the 2011 quarter. All per share amounts are diluted.

The 2012 fourth quarter included total charges of $85 million (34 cents per share) due to rationalizations, asset write-offs and accelerated depreciation, primarily related to the announced closure of the Amiens North factory in France; $9 million (4 cents per share) due to discrete tax charges; $6 million (2 cents per share) resulting from a strike in South Africa; and $5 million (2 cents per share) due to charges relating to labor claims with respect to a previously closed facility in Europe; and gains of $6 million (2 cents per share) in insurance recoveries related to flooding in Thailand, and $2 million (1 cent per share) from asset sales. All amounts are after taxes and minority interest.

See the table at the end of this release for a list of significant items impacting the 2012 and 2011 quarters.

Full-Year Results

Goodyear’s 2012 annual sales were $21 billion, down 8 percent from $22.8 billion a year ago. Sales reflect strong price/mix performance, which drove revenue per tire up 8 percent year-over-year, excluding the impact of foreign currency translation. Unfavorable unit volume and foreign currency translation reduced sales by $1.6 billion and $766 million, respectively. Lower sales in other tire related businesses, most notably third party chemical sales in North America reduced 2012 sales by $489 million.

The company’s segment operating income of $1.2 billion was down $120 million from last year. Compared to the prior year, the decline in 2012 segment operating income primarily reflects weakness in Europe, partially offset by improvement in North American Tire.

Compared to the prior year, 2012 also benefitted from $1 billion in improved price/mix, which more than offset $576 million in higher raw material costs. Raw material costs reflect $249 million in actions taken to reduce their impact.

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Goodyear’s 2012 net income available to common shareholders of $183 million (74 cents per share) compares to $321 million ($1.26 per share) in 2011. All per share amounts are diluted.

The company’s free cash flow from operations totaled $701 million for 2012. See the note at the end of this release for further explanation and a free cash flow from operations reconciliation table.

Business Segment Results

North American Tire

	Fourth Quarter		Twelve Months
(in millions)	2012	2011	2012	2011
Tire Units	15.8	16.6	62.6	66.0
Sales	$2,314	$2,584	$9,666	$9,859
Segment Operating Income	116	21	514	276
Segment Operating Margin	5.0%	0.8%	5.3%	2.8%

North American Tire’s fourth quarter sales decreased 10 percent from last year to $2.3 billion. Sales reflect a 5 percent decrease in tire unit volume. Replacement tire shipments were down 10 percent. Original equipment unit volume increased 9 percent. Lower third party chemical sales reduced sales by $161 million.

Fourth quarter segment operating income of $116 million was up $95 million from the prior year, and a fourth quarter record. Segment operating income was positively impacted by $150 million of lower raw material costs and approximately $20 million in savings related to the closure of a tire plant in Union City, Tennessee. These were partially offset by $77 million resulting from lower volume and unabsorbed overhead from related production cuts.

Europe, Middle East and Africa Tire

	Fourth Quarter		Twelve Months
(in millions)	2012	2011	2012	2011
Tire Units	14.2	16.9	62.7	74.3
Sales	$1,602	$1,912	$6,884	$8,040
Segment Operating Income	38	88	252	627
Segment Operating Margin	2.4%	4.6%	3.7%	7.8%

Europe, Middle East and Africa Tire’s fourth quarter sales decreased 16 percent from last year to $1.6 billion. Sales reflect a 15 percent decrease in tire unit volume and unfavorable foreign currency translation of $48 million. Improved price/mix was a partial offset. Replacement tire shipments were down 17 percent. Original equipment unit volume was down 9 percent.

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Fourth quarter segment operating income of $38 million was down $50 million from a year ago. Segment operating income was negatively impacted by $126 million due to lower unit volume including the impact of unabsorbed overhead from related production cuts. Results were also affected by $6 million due to a strike in South Africa. Lower raw material costs of $64 million and improved price/mix were partial offsets.

Latin American Tire

	Fourth Quarter		Twelve Months
(in millions)	2012	2011	2012	2011
Tire Units	4.8	4.8	18.1	19.8
Sales	$541	$596	$2,085	$2,472
Segment Operating Income	61	48	223	231
Segment Operating Margin	11.3%	8.1%	10.7%	9.3%

Latin American Tire’s fourth quarter sales decreased 9 percent from last year to $541 million. Lower sales reflect primarily unfavorable foreign currency translation of $37 million. Replacement tire shipments were up 2 percent. Original equipment unit volume was down 6 percent.

Fourth quarter segment operating income of $61 million was up $13 million from a year ago. Segment operating income was positively impacted by price/mix improvements of $35 million and lower raw material costs, which were partially offset by higher production costs driven by the impact of inflation on wages and other costs.

Asia Pacific Tire

	Fourth Quarter		Twelve Months
(in millions)	2012	2011	2012	2011
Tire Units	5.2	4.9	20.6	20.5
Sales	$588	$591	$2,357	$2,396
Segment Operating Income	57	39	259	234
Segment Operating Margin	9.7%	6.6%	11.0%	9.8%

Asia Pacific Tire’s fourth quarter sales decreased $3 million from last year to $588 million. Sales reflect a 6 percent increase in tire unit volume and were negatively impacted by unfavorable foreign currency translation as well as lower price/mix. Replacement tire shipments were down 1 percent. Original equipment unit volume was up 14 percent.

Fourth quarter segment operating income of $57 million was $18 million higher than last year. Segment operating income reflects $29 million of lower raw material costs and higher volume. Segment operating income was negatively impacted by $7 million in lower price/mix, an incremental $6 million in costs related to the start up of a new factory in China as well as the impact of inflation on wages and other costs and unfavorable foreign currency translation.

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Compared with the year-ago quarter, Asia Pacific Tire’s fourth quarter segment operating income improved by $18 million as a result of the benefit from insurance recoveries in 2012 versus the cost of flood disruption in 2011 in Thailand.

2013 Outlook

Goodyear now expects to achieve segment operating income of $1.4 billion to $1.5 billion in 2013, an increase of more than 12 percent over 2012 and a record. The company’s current expectation is below its previously announced target for total segment operating income of $1.6 billion. Reduced expectations for 2013 reflect continued volume weakness and related production cuts in Europe, time required to execute the announced restructuring in Amiens, France, and the recently announced devaluation of the bolivar fuerte in Venezuela.

“Given the deterioration in Europe, we have announced profit improvement plans to return the Europe, Middle East and Africa business to historical margins,” Kramer said. “Our North America business is delivering well beyond our prior expectations, and we continue to target positive cash flow in 2013.”

Goodyear continues to expect long-term growth in the global tire industry but at a slower pace near term than previously forecast. The company expects that its full-year tire unit volume for 2013 will reflect a low single digit percentage growth rate compared to 2012.

For the full year of 2013 in North America, Goodyear expects the consumer replacement market to be flat to up 2 percent and consumer original equipment to be up approximately 5 percent. Commercial replacement and original equipment volumes are expected to remain at about 2012 levels.

For the full year in Europe, the consumer replacement industry is expected to be flat to up 2 percent and consumer original equipment to be down approximately 5 percent. Commercial replacement demand is expected to increase approximately 5 percent and original equipment volumes are expected to be flat to up 5 percent.

Europe, Middle East and Africa Profit Improvement Plan

The company announced on January 31 that it intends to exit the farm tire business in the Europe, Middle East and Africa region and has initiated a plan to close the Amiens North plant in France, which produces consumer and farm tires. The company has initiated required consultation with the European Central Works Council, employee representatives and other relevant bodies in the Europe, Middle East and Africa region. The action, when complete, would eliminate approximately 6 million units of high-cost capacity and result in about $75 million of annual profit improvement.

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Additionally, due to continued weakness in the European economy and to ensure the long-term competitiveness of the company’s operations in the region, Goodyear will take further steps to return its business to historical margin levels. In addition to the announced actions in France, over the next three years Goodyear is focusing on increasing its share in targeted market segments, growth in emerging markets and an additional $75 million to $100 million in productivity improvements across the region.

Pension Funding Strategy Announced

Goodyear today announced its strategy to accelerate funding of its U.S. pension plans once frozen and to reduce its exposure to future interest rate and equity market movements. The company intends to finance the additional contributions by accessing the debt capital markets. As funded levels increase, Goodyear plans to shift its U. S. pension plan asset allocation to a portfolio of fixed income securities designed to offset the future impact of discount rate movements on the plans’ funded status.

Conference Call

Goodyear will hold an investor conference call at 9 a.m. today. Approximately 45 minutes prior to the call, the company will post the financial and other related information that will be presented on its investor relations Web site: http://investor.goodyear.com.

Participating in the conference call will be Richard J. Kramer, chairman and chief executive officer, and Darren R. Wells, executive vice president and chief financial officer.

Investors, members of the media and other interested persons can access the conference call on the Web site or via telephone by calling either (800) 895-1085 or (785) 424-1055 before 8:55 a.m. and providing the Conference ID “Goodyear.” A taped replay will be available by calling (800) 695-1624 or (402) 530-9026. The replay will also remain available on the Web site.

Goodyear is one of the world’s largest tire companies. It employs about 69,000 people and manufactures its products in 52 facilities in 22 countries around the world. Its two Innovation Centers in Akron, Ohio and Colmar-Berg, Luxembourg strive to develop state-of-the-art products and services that set the technology and performance standard for the industry. For more information about Goodyear and its products, go to www.goodyear.com/corporate.

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Certain information contained in this press release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond our control, that affect our operations, performance, business strategy and results and could cause our actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: our ability to implement successfully strategic initiatives; pension plan funding obligations; actions and initiatives taken by both current and potential competitors; increases in the prices paid for raw materials and energy; a labor strike, work stoppage or other similar event; deteriorating economic conditions or an inability to access capital markets; work stoppages, financial difficulties or supply disruptions at our suppliers or customers; the adequacy of our capital expenditures; our failure to comply with a material covenant in our debt obligations; potential adverse consequences of litigation involving the company; as well as the effects of more general factors such as changes in general market, economic or political conditions or in legislation, regulation or public policy. Additional factors are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Statements of Operations

	(Unaudited) Three Months Ended		Year Ended
	December 31,		December 31,
(In millions, except per share amounts)	2012	2011	2012	2011
NET SALES	$5,045	$5,683	$20,992	$22,767

Cost of Goods Sold	4,100	4,815	17,163	18,821
Selling, Administrative and General Expense	707	724	2,718	2,822
Rationalizations	108	23	175	103
Interest Expense	87	89	357	330
Other Expense	11	25	139	73

Income before Income Taxes	32	7	440	618
United States and Foreign Taxes	39	(19)	203	201

Net Income (Loss)	(7)	26	237	417
Less: Minority Shareholders’ Net Income (Loss)	(14)	1	25	74

Goodyear Net Income	7	25	212	343
Less: Preferred Stock Dividends	7	7	29	22

Goodyear Net Income Available to Common Shareholders	$—	$18	$183	$321

Goodyear Net Income Available to Common Shareholders - Per Share of Common Stock
Basic	$—	$0.07	$0.75	$1.32

Weighted Average Shares Outstanding	245	244	245	244
Diluted	$—	$0.07	$0.74	$1.26

Weighted Average Shares Outstanding	247	244	247	271

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Balance Sheets

(In millions, except share data)	December 31, 2012	December 31, 2011
Assets:
Current Assets:
Cash and Cash Equivalents	$2,281	$2,772
Accounts Receivable, less Allowance - $99 ($97 in 2011)	2,563	2,849
Inventories:
Raw Materials	743	937
Work in Process	169	186
Finished Products	2,338	2,733

	3,250	3,856

Prepaid Expenses and Other Current Assets	404	335

Total Current Assets	8,498	9,812
Goodwill	664	654
Intangible Assets	140	157
Deferred Income Taxes	186	145
Other Assets	529	486
Property, Plant and Equipment less Accumulated Depreciation - $8,991 ($8,629 in 2011)	6,956	6,375

Total Assets	$16,973	$17,629

Liabilities:
Current Liabilities:
Accounts Payable-Trade	$3,223	$3,668
Compensation and Benefits	719	799
Other Current Liabilities	1,182	1,050
Notes Payable and Overdrafts	102	256
Long Term Debt and Capital Leases due Within One Year	96	156

Total Current Liabilities	5,322	5,929
Long Term Debt and Capital Leases	4,888	4,789
Compensation and Benefits	4,340	4,002
Deferred and Other Noncurrent Income Taxes	264	244
Other Long Term Liabilities	1,000	1,041

Total Liabilities	15,814	16,005

Commitments and Contingent Liabilities
Minority Shareholders’ Equity	534	607

Shareholders’ Equity:
Goodyear Shareholders’ Equity:
Preferred Stock, no par value:
Authorized, 50 million shares, Outstanding shares – 10 million (10 million in 2011), liquidation preference $50 per share	500	500
Common Stock, no par value:
Authorized, 450 million shares, Outstanding shares – 245 million (245 million in 2011) after deducting 6 million treasury shares (6 million in 2011)	245	245
Capital Surplus	2,815	2,808
Retained Earnings	1,370	1,187
Accumulated Other Comprehensive Loss	(4,560)	(3,991)

Goodyear Shareholders’ Equity	370	749
Minority Shareholders’ Equity – Nonredeemable	255	268

Total Shareholders’ Equity	625	1,017

Total Liabilities and Shareholders’ Equity	$16,973	$17,629

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Statements of Cash Flows

	Year Ended
	December 31,
(In millions)	2012	2011
Cash Flows from Operating Activities:
Net Income	$237	$417
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation and amortization	687	715
Amortization and write-off of debt issuance costs	67	34
Net rationalization charges	175	103
Net gains on asset sales	(25)	(16)
Pension contributions and direct payments	(684)	(294)
Rationalization payments	(106)	(142)
Customer prepayments and government grants	131	212
Insurance Proceeds	50	—
Changes in operating assets and liabilities, net of asset acquisitions and dispositions:
Accounts receivable	291	(337)
Inventories	619	(1,009)
Accounts payable - trade	(453)	696
Compensation and benefits	260	384
Other current liabilities	(24)	89
Other assets and liabilities	(187)	(79)

Total Cash Flows from Operating Activities	1,038	773
Cash Flows from Investing Activities:
Capital expenditures	(1,127)	(1,043)
Asset dispositions	16	76
Government grants received	2	95
Decrease (increase) in restricted cash	11	(25)
Increase in short term securities	(29)	(4)
Other transactions	4	(1)

Total Cash Flows from Investing Activities	(1,123)	(902)
Cash Flows from Financing Activities:
Short term debt and overdrafts incurred	77	179
Short term debt and overdrafts paid	(156)	(138)
Long term debt incurred	3,531	3,171
Long term debt paid	(3,717)	(2,650)
Proceeds from issuance of preferred stock	—	484
Preferred stock dividends	(29)	(15)
Common stock issued	3	8
Transactions with minority interests in subsidiaries	(71)	(24)
Debt related costs and other transactions	(64)	(21)

Total Cash Flows from Financing Activities	(426)	994
Effect of exchange rate changes on cash and cash equivalents	20	(98)

Net Change in Cash and Cash Equivalents	(491)	767
Cash and Cash Equivalents at Beginning of the Period	2,772	2,005

Cash and Cash Equivalents at End of the Period	$2,281	$2,772

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Non-GAAP Financial Measures

This earnings release presents total segment operating income and free cash flow from operations, on a historical basis, which are important financial measures for the company but are not financial measures defined by U.S. GAAP.

Total segment operating income is the sum of the individual strategic business units’ segment operating income as determined in accordance with U.S. GAAP. Management believes that total segment operating income is useful because it represents the aggregate value of income created by the company’s SBUs and excludes items not directly related to the SBUs for performance evaluation purposes.

Free cash flow from operations is the company’s cash flow from operations as determined in accordance with U.S. GAAP before pension contributions and direct payments and rationalization payments, less capital expenditures. Management believes that free cash flow from operations is useful because it represents the cash generating capability of the company’s ongoing operations, after taking into consideration capital expenditures necessary to maintain its business and pursue growth opportunities.

See the tables below for reconciliations of historical total segment operating income and free cash flow from operations to the most directly comparable GAAP measures. This earnings release also presents total segment operating income on a forward-looking basis. The company is unable to reconcile forward-looking total segment operating income without unreasonable efforts because management cannot predict, with sufficient certainty, the various elements necessary to provide such a reconciliation.

Total Segment Operating Income Reconciliation Table

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In millions)	2012	2011	2012	2011
Segment Operating Income	$272	$196	$1,248	$1,368
Rationalizations	(108)	(23)	(175)	(103)
Interest expense	(87)	(89)	(357)	(330)
Other income (expense)	(11)	(25)	(139)	(73)
Asset write-offs and accelerated depreciation	(1)	(4)	(20)	(50)
Corporate incentive compensation plans	(22)	(27)	(69)	(70)
Corporate pension curtailments/settlements	(1)	—	(1)	(15)
Intercompany profit elimination	(10)	13	1	(5)
Retained expenses of divested operations	(2)	(5)	(14)	(29)
Other	2	(29)	(34)	(75)

Income before Income Taxes	$32	$7	$440	$618

Free Cash Flow from Operations Reconciliation Table

(in millions)	Dec. 31, 2012	Dec. 31, 2011
Net Income	$237	$417
Depreciation and Amortization	687	715
Working Capital (1)	457	(650)
Pension Expense	307	266
Other (2)	140	461
Capital Expenditures	(1,127)	(1,043)

Free Cash Flow from Operations (non-GAAP)	701	166
Capital Expenditures	1,127	1,043
Pension Contributions and Direct Payments	(684)	(294)
Rationalization Payments	(106)	(142)

Cash Flow from Operating Activities (GAAP)	$1,038	$773

Amounts are calculated from the consolidated Statements of Cash Flows except for pension expense, which is the net periodic pension cost as reported in the Notes to Consolidated Financial Statements.

(1)	Working Capital represents total changes in accounts receivable, inventories and accounts payable – trade.
(2)	Other includes amortization and write-off of debt issuance costs, net rationalization charges, net loss (gains) on asset sales, customer prepayments and government grants, insurance proceeds, compensation and benefits less the net periodic cost reported in the pension-related note in the Notes to Consolidated Financial Statements, other current liabilities, and other assets and liabilities.

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Fourth Quarter Significant Items (after tax and minority interest)

2012

•	Rationalizations, asset write-offs and accelerated depreciation, $85 million (34 cents per share)

•	Discrete tax charges, $9 million (4 cents per share)

•	Loss resulting from a strike in South Africa, $6 million (2 cents per share)

•	Charges relating to labor claims with respect to a previously closed facility in Europe, $5 million (2 cents per share)

•	Insurance recoveries related to flooding in Thailand, $6 million (2 cents per share)

•	Gains from asset sales, $2 million (1 cent per share)

2011

•	Rationalizations, asset write-offs and accelerated depreciation, $24 million (10 cents per share)

•	Loss related to business disruptions and costs resulting from flooding in Thailand, $16 million (7 cents per share)

•	Net loss on asset sales, $8 million (3 cents per share)

•	Net discrete tax benefits primarily due to the release of valuation allowances on foreign operations, $60 million (24 cents per share)

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